Exhibit 99.1
          NEWS RELEASE

Contact:	Douglas Kessler	Tripp Sullivan
	COO and Head of Acquisitions	Corporate Communications, Inc.
	(972) 490-9600	(615) 254-3376
ASHFORD HOSPITALITY TRUST ACQUIRES MEZZANINE LOANS
TOTALING $11.0 MILLION
Transaction Highlights:
• Existing relationship with first mortgage lender and borrower leads to investment opportunity
• Attractive initial yields given loan-to-value and per-key valuation
• Both hotels to undergo renovation and brand conversion
DALLAS — (January 3, 2007) — Ashford Hospitality Trust, Inc. (NYSE: AHT) today announced it has closed on two junior mezzanine loans totaling $11.0 million that are secured by interests in the Hilton Suites Galleria in Dallas and the Wyndham Dallas North. The hotels were recently acquired by an affiliate of American Property Management Company (APMC), which have assumed management of the properties.
The $7.0 million loan on the Hilton Suites Galleria bears interest at a rate of LIBOR plus 650 basis points for a term of three years with two one-year extension options. The loan is interest only and locked from prepayment for the first 18 months. The loan structure also includes a $2.2 million interest reserve. Financing on the Hilton Suites Galleria includes a $32.0 million first mortgage loan originated by Countrywide Commercial Real Estate Finance and the $7.0 million junior mezzanine loan. Ashford will receive an origination fee of 0.75%. The first year unleveraged yield on the loan is expected to be 11.9%. Based on trailing 12-month net cash flow from the property, the debt service coverage ratio at closing is approximately 0.9x. Ashford’s investment in the capital structure is approximately 55% to 64% loan to value with the last loaned dollar at $151,163 per key, which is well below replacement cost. The Hilton Suites Galleria opened in 2003 and has 258 suites and 5,800 square feet of meeting space. The hotel is located in the heart of the upscale Galleria sub-market in Dallas adjacent to the Galleria Mall. The property is expected to be converted to a Le Meridian in 2007 after an $8.5 million renovation.
The $4.0 million loan on the Wyndham Dallas North bears interest at a rate of LIBOR plus 575 basis points for a term of three years with two one-year extension options. The loan is interest only and locked from prepayment for the first 18 months. The loan structure also includes a $200,000 interest reserve. Financing on the Wyndham Dallas North includes an $18.4 million loan originated by Countrywide Commercial Real Estate Finance and the $4.0 million junior mezzanine loan. Ashford will receive an origination fee of 0.25%. The first year unleveraged yield on the loan is expected to be 11.1%. Based on trailing 12-month net cash flow from the property, the debt service coverage ratio at closing is approximately 0.8x. Ashford’s investment in the capital structure is approximately 60% to 65% loan to value with a last loaned dollar of $72,097 per key, which is well below replacement cost. The Wyndham Dallas North opened in 1979 and has 310 rooms and 14,000 square feet of meeting space. Located at the northwest corner of I-635 and the North Dallas Tollway in the Galleria sub-market in Dallas, the hotel is expected to be converted to a Sheraton in 2007 after a $5 million renovation.
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14185 Dallas Parkway, Suite 1100, Dallas, TX 75254	Phone: (972) 490-9600

AHT Closes on $11.0 Million Junior Mezzanine Loans

January 3, 2007
Commenting on the announcement, Monty J. Bennett, President and CEO of Ashford Hospitality Trust, stated, “We continue to remain selective and disciplined in our mezzanine investment strategy. Our extensive knowledge of the Dallas Galleria market, familiarity with the borrower, and relationship with Countrywide enabled us to move rapidly on this transaction. With the capital expenditures and brand conversions, we anticipate the debt service coverage to improve substantially. These loans are another example of our ability to work with both borrowers and lenders to source attractive new opportunities.”
Ashford Hospitality Trust is a self-administered real estate investment trust focused on investing in the hospitality industry across all segments and at all levels of the capital structure, including direct hotel investments, first mortgages, mezzanine loans and sale-leaseback transactions. Additional information can be found on the Company’s web site at www.ahtreit.com.
Certain statements and assumptions in this press release contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words “will likely result,” “may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” or similar expressions, we intend to identify forward-looking statements. Such forward-looking statements include, but are not limited to the expected unleveraged yield, the impact of the financing on our business and future financial condition, our business and investment strategy, our understanding of our competition and current market trends and opportunities and projected capital expenditures. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford’s control.
These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in Ashford’s filings with the Securities and Exchange Commission.
The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.
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